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[GRACE NEWS LOGO]

#2712

CORPORATE COMMUNICATIONS

W. R. Grace & Co.
1750 Clint Moore Road
Boca Raton, FL 33487-2707



CONTACT:          Media Relations:
                  Jane D. McGuinness
                  (561)362-1343

                  Investor Relations:
                  Susan G. Eccher
                  (561)362-1331




              GRACE RECEIVES $57 MILLION FROM INSURANCE SETTLEMENT

                        DAREX STRATEGIC REVIEW COMPLETED

             CEO ANNOUNCES NEW PRODUCTIVITY AND GROWTH INITIATIVES

         BOCA RATON, Florida, November 23, 1998 -- W. R. Grace & Co. (NYSE:
GRA) announced today that it has entered into a settlement with one of its insurance carriers which provides for a $57 million lump-sum cash payment to Grace for previously incurred costs related to environmental remediation. The cash payment, which was received last week, will be recorded as income in the fourth quarter.

DAREX CONTAINER PRODUCTS
------------------------

         The company also announced that it had completed its strategic review of the Darex Container Products business and that the business will remain within Grace. Remarked Grace President and Chief Executive Officer Paul J. Norris, "The Darex business has some excellent growth opportunities coming out of the R&D pipeline. Despite the recent market difficulties this business has faced, I am convinced that developing and commercializing the new oxygen scavenging products is the best course of action for Grace shareholders at this time. In addition, the Darex team is working now on identifying further cost savings programs to restore near-term profitability growth."


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NEW PRODUCTIVITY AND GROWTH INITIATIVES
---------------------------------------

         Norris also announced new initiatives to continue to increase Grace shareholder value, saying, "We are conducting a company-wide review of various administrative and operating functions to identify productivity improvements. We will also immediately begin an intensive strategic review to identify growth opportunities for the company, both internal and through acquisition."

         The company indicated that, in light of its strategic growth review, it will repurchase shares from time to time as market conditions permit, rather than at the aggressive pace previously indicated. The company has repurchased approximately 4.9 million shares under this program since it began in April.

OTHER DEVELOPMENTS
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         Grace reported that it has not yet identified a buyer or strategic partner for the Circe Biomedical operation. Grace is continuing discussions with potential buyers and partners, but if it is unable to make appropriate arrangements, the operation will be shut down. Costs of shutdown will be included in the fourth quarter, after which the company expects to report no material further costs associated with the project.

         Grace has completed its review of the possibility of obtaining high-level asbestos-related insurance coverage and has determined not to acquire such insurance coverage at this time. Based on recent favorable trends in new personal injury claims received, the company believes that purchasing insurance is not currently in shareholders' best interests.

         Grace's accounting policy for asbestos liabilities continues to be to accrue for the estimated cost of defending and disposing of all pending property damage and personal injury claims as well as the cost of personal injury claims expected to be filed in the coming five years. The company reviews the adequacy of this accrual, and the need to replenish it, every quarter.

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1998 FOURTH QUARTER

         Grace also stated that it expects to take a number of non-recurring charges in the fourth quarter. These charges, the amounts of which are not yet finalized, will cover expected additional costs to remediate environmental issues on a Grace site and other matters, including Circe shutdown costs and any asbestos-related reserve replenishment. In aggregate, management estimates that these charges could be in the range of $50 million.

         Additionally, Grace indicated that the administrative and operating productivity review, along with the Darex cost savings study, may also result in fourth quarter charges.

         Commenting on the announcements, Norris said, "We have come to decisions on several important strategic matters and now look forward to driving growth and profitability in all our businesses. I am enthusiastic about Grace's prospects in the near and long term. We will use productivity improvements to continue to drive earnings short term, while identifying additional sources of growth for the long term."

         Grace is a leading global supplier of catalysts and silica products, specialty construction chemicals and building materials, and container sealants and closure systems. With annual sales of approximately $1.5 billion, Grace has 6,300 employees and operations in nearly 40 countries.

         For more information, visit Grace's Web site at www.grace.com.

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         This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Information concerning some of the factors that could cause such differences can be found under the headings "Projections and Other Forward-Looking Information" in Grace's Annual Report on Form 10-K for 1997 and "Certain Risk Factors" in the Company's Information Statement dated February 13, 1998.